Exhibit 99.1

Quarterly Report June 2020 Highlights OPERATIONS » No reported cases of COVID-19 at any Coronado operations or corporate locations to date. ROM production for the June quarter was 5.0 Mt, down 27.2% on the March quarter. Saleable production for the June quarter was 3.5 Mt, down 22.1% on the March quarter, driven by the global impacts of COVID-19 and subsequent idling of US operations during the months of April and May. Buchanan and Logan mines recommenced operations on 1 June 2020. » » » COAL SALES » June quarter sales volumes of 3.8 Mt were down 14.7% on the previous quarter primarily due to the temporary idling of US operations with customer shipments made from existing stockpiles. Australian (Curragh) sales volumes for the June quarter of 3.0 Mt were up 16.7% on the March quarter. Group metallurgical coal sales mix was 77% for the June quarter, down 4% over the March quarter. Group realised metallurgical coal price of $91.6 per tonne for the June quarter (mix of FOR and FOB pricing), down 10.2% compared to the prior quarter, reflecting lower coal prices from the impacts of the COVID-19 pandemic. » » » FINANCIAL AND CORPORATE » June quarter revenue was $304 million, down 25.6% on the previous quarter, due to lower sales volume and lower realised prices. FY20 year to date mining cost per tonne sold of $57.3 per tonne. Net debt of $405 million as at 30 June 2020, down from $437 million at 31 March 2020. Concluded an agreement with lenders in the Syndicated Facilities Agreement (SFA) to waive compliance with financial covenants until February 2021. Implemented strategic initiatives to strengthen the balance sheet, including deferring Curragh expansion plans and reducing FY20 capital expenditure by 40%. Full year production, incorporating the impact of COVID-19 on global markets, now estimated between 16.5 to 17 million tonnes. » » » » » 1 Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 F +61 7 3229 7402 E investors@coronadoglobal.com.au www.coronadoglobal.com.au About Coronado Coronado Global Resources Inc is a leading international producer of high-quality metallurgical coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of every day steel-based products that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest metallurgical coal producers globally by export volume. The management team has over 100 years of combined experience in all aspects of the coal value chain and has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited.

Message from the CEO The global impacts of the COVID-19 pandemic has presented several challenges over the past quarter and I have been very pleased with the energetic and disciplined way our business has adapted to new conditions and protocols. The ability to operate effectively and adapt in a rapidly Agreement (SFA) to waive compliance with financial covenants for the period from 25 May 2020 to 28 February 2021 as a precautionary measure. As at 30 June 2020 the Company expects to be within its covenant limits. The waiver provides flexibility to manage the impact of fluctuations in customer demand and metallurgical coal pricing brought about by the global COVID-19 pandemic. We have also taken steps to preserve capital and improve liquidity during this period, including the deferral of expansion plans at Curragh and reducing capital expenditure in FY20 by 40%. Together with improved working capital movements, these initiatives contributed to a $32 million reduction in net debt over the June quarter. With the Greenbrier mine in the US expected to remain closed for the remainder of the year, we anticipate the company will recognise a non-cash impairment charge of approximately $60-70 million (unaudited) in its upcoming half year results. Market Outlook Over the course of the June 2020 quarter, steel mills have recommenced or increased steel production as economic conditions improved modestly, with positive signs from the automotive and construction sectors and China steel production operating at record levels as construction stimulus underpins demand. Curragh has benefited from being a strategic ‘base load’ producer in Asia Pacific during the June 2020 quarter with sales and demand relatively stable. The sales team were also able to identify additional customers during the period and have sold coal into an improving Chinese market. As our key markets have incrementally increased production of steel, we anticipate Curragh’s sales for the next quarter to remain stable. Prices declined sharply during the quarter with the Platts Prime LV HCC (FOB Australia) index reaching a low of US$106 per tonne. It has increased to US$116 per tonne more recently, underpinned by continued demand from Chinese steel mills. Our expectation is that prices are likely to remain supported over the short term as demand from India resumes following the monsoon season. Management Changes In May we announced the resignation of our Group CFO, Ayten Saridas. Gerhard Ziems has been appointed as the incoming Group CFO and will join Coronado on 13 July 2020. To ensure a smooth transition, Ayten Saridas will remain in the role until 15 August. On behalf of the Board and senior management, I would like to thank Ayten for her commitment and significant contribution to the Company. changing environment is a testament to the expertise of our people. Safety The safety and wellbeing of our workforce remains our highest priority and we continue to manage the potential threat of COVID-19 at our mines and offices. In order to protect the health of our workforce, preventative measures such as social distancing and strict hygiene protocols were implemented across all mines in Australia and the US. To date, there have been no reported cases of COVID-19 at any of our operations. Second Quarter Operating Performance The Australian Operations performed better in the June quarter in terms of production and sales. However, overburden removal was hampered by the flow-on effects of the January safety shutdown. Rescheduled drill and blast operations were further impacted by wet weather, and dragline sequencing was subsequently delayed. These delays were largely resolved by the end of May and overburden operations performed in line with expectations in June. A comprehensive review of the mine plan has since been conducted to find ways in which to increase production where possible for the remainder of the year. Our US operations were idled over April and May due to the decline in demand from customers in Europe, Brazil and North America. While the mines were idled, sales continued from existing clean coal inventory. On 1 June 2020 Buchanan and Logan resumed production. Whilst production has been reduced in response to lower contracted sales, both mines are operationally ready to increase production in the event demand increases rapidly. The Greenbrier mine is expected to remain idle for the remainder of 2020 until recover. Balance Sheet and Liquidity During the period a number metallurgical coal prices of measures have been implemented to preserve capital and respond to uncertain market conditions. An important step was for Coronado to reach agreement with lenders in its Syndicated Facility Gerry Spindler, Chief Executive Officer 2

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Jun Q20	Mar Q20	Change	Jun 2020 YTD	Jun 2019 YTD	Change
ROM Production	**Mt**	**5.0**	**6.9**	**(27.2%)**	**11.9**	**16.7**	**(28.7%)**
Australia	Mt	3.7	3.0	23.9%	6.7	8.9	(24.0%)
USA	Mt	1.3	3.9	(66.9%)	5.1	7.8	(34.0%)
Saleable Production	**Mt**	**3.5**	**4.5**	**(22.1%)**	**8.0**	**10.4**	**(23.2%)**
Australia	Mt	2.9	2.6	11.0%	5.4	6.3	(13.6%)
USA	Mt	0.6	1.9	(66.4%)	2.6	4.1	(37.9%)
% Met Coal	%	74.5%	82.0%	(7.5%)	78.7%	83.6%	(4.9%)
Sales Volumes	**Mt**	**3.8**	**4.5**	**(14.7%)**	**8.3**	**10.4**	**(19.7%)**
Australia	Mt	3.0	2.6	16.7%	5.6	6.4	(12.6%)
USA	Mt	0.8	1.9	(56.7%)	2.8	4.0	(31.0%)
Sales Mix							
Met Coal	%	76.7%	81.1%	(4.4%)	79.0%	80.0%	(1.0%)
Thermal Coal	%	23.3%	18.9%	4.4%	21.0%	20.0%	1.0%
Export Sales	%	72.0%	75.0%	(3.0%)	74.0%	76.7%	(2.7%)
Domestic Sales	%	28.0%	25.0%	3.0%	26.0%	23.3%	2.7%
AU- Realised Met Price (FOB)	US$/t	91.9	120.3	(23.6%)	104.8	152.3	(31.2%)
Index Price	US$/t	118.3	155.1	(23.7%)	137.0	204.5	(33.0%)
% of Index	%	77.7%	77.6%	0.1%	76.5%	74.5%	2.0%
US - Realised Met Price (FOR)	US$/t	90.8	84.7	7.2%	86.6	117.0	(26.0%)
% of Index	%	76.8%	54.6%	22.2%	63.2%	57.2%	6.0%
Group - Realised Met Price	US$/t	91.6	102.0	(10.2%)	97.3	137.5	(29.2%)
% of Index	%	77.4%	65.8%	11.6%	71.0%	67.2%	3.8%

Note: Coronado now reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

June quarter Group ROM coal production was 5.0 Mt, 27.2% lower compared to the March quarter. ROM production at the Australian operations was 3.7 Mt, 23.9% higher compared to the previous quarter.

During the June quarter, Australian production was 2.9 Mt, 11.0% higher compared to the previous quarter. Although Curragh made a strong recovery following the temporary shutdown in the March Quarter, overburden operations in the June quarter were impacted by postponed drill and blast scheduling and wet weather, which delayed dragline sequencing.

US operations were idled for two months in the June quarter in response to the demand contraction in the key markets brought on by the COVID-19 pandemic. However, sales to key customers continued from existing inventory levels. As a result, ROM production for the segment was 1.3 Mt, 66.9% lower compared to the previous quarter. Buchanan intermittently ran long-wall production during the quarter, while Logan operated at significantly reduced capacity. In June, operations at Buchanan and Logan were restarted at lower production rates to match contractual demand as inventory levels reduced.

Saleable production for the Group of 3.5 Mt for the June quarter was down 22.1% compared to the March quarter. Saleable production at the Australian operations was 2.9 Mt, up 11.0% compared to the previous quarter. Consistent with lower ROM, the US operations' saleable production of 0.6 Mt for the June quarter was 66.4% lower than previous quarter in response to COVID-19.

Sales volumes for the Group of 3.8 Mt for the June quarter was down 14.7% compared to the March quarter. Sales volumes from Australian operations were 3.0 Mt, a 16.7% increase compared to the March quarter driven by increased saleable production for the period. Demand for metallurgical coal declined significantly in the June quarter resulting in lower sales volumes from the US operations of 0.8 Mt, a 56.7% decrease compared to the previous quarter. North American and Atlantic basin steel producers have been adversely impacted by the sharp decline in demand for steel products due to impacts of the COVID-19 pandemic. The reduction in demand has delayed shipment of products from

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the US operations. In addition, sales/shipments to China have reduced during the quarter due to the low metallurgical coal prices. The realised metallurgical coal price for Australia (Curragh) was $91.9 per tonne (FOB) for the June quarter, a decrease of 23.6% compared to the previous quarter. The realised metallurgical coal price for the US operations of $90.8 per tonne (FOR) was 7.2% higher than the March quarter due to a favourable sales mix of domestic fixed priced coal versus lower spot price export coal. Q2 FY20 Sales Mix Q2 FY20 Export Mix 23% 28% 72% 77% Methalurgical Coal Thermal Coal Export sales Domestic Sales Coronado’s proportion of metallurgical coal sales in the June quarter was 77% of the total sales mix. Export sales as a percentage of total sales for the June quarter was 72%, down 3% over the previous quarter. Financial and Corporate June quarter revenue was $304 million (unaudited), down 25.6% compared to the March quarter. FY20 year to date mining cost per tonne sold for the Group was $57.3 per tonne (unaudited). FY20 year to date capital expenditure was $61.9 million. At 30 June 2020 the Company’s net debt position was $405 million (consisting of $36 million in cash and $441 million in drawn debt), down from $437 million at 31 March 2020. In May 2020, in response to the uncertainty caused by the global pandemic and as a precautionary measure, the Company successfully concluded an agreement with the lenders of the $550 million Syndicated Facility Agreement to waive compliance with financial covenants until February 2021. In addition, the Company has implemented a number of strategic initiatives that aim to preserve capital and increase liquidity. This includes reducing FY20 capital expenditure by 40%, deferring the expansion capital for Curragh, and continuing our disciplined approach to cost management across the business. 4

Operational Overview and Outlook Safety In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 30 June was 7.81, compared to 6.38 at the end of March. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) reduced to 1.41 (from 1.69). Reportable rates in both Australia and the US are below the relevant industry benchmarks. The Company formed a COVID-19 taskforce spanning its Australian and US operations and proactively enacted stringent preventative measures to ensure the safety and well-being of employees and contractors during the The global economic slowdown resulting from the effects of COVID-19 has sharply reduced the demand for steel production in all markets with the exception of China, where production remained at elevated levels throughout the June quarter. Australian sales adjusted accordingly with an increased portion of deliveries to the Chinese market compared to prior quarters. To date, the impact on the Australian operations has been limited due to Curragh’s unique position as a strategic supplier of ‘base load’ metallurgical coal for coke blends. While global demand remains uncertain, there are promising signs of recovery in Asia Pacific demand. China remains buoyant and re-stocking activities in India, Japan and Korean steel mills is expected in the September quarter. United States (Buchanan, Logan and Greenbrier) June quarter ROM production from the US operations was 1.3 Mt, 66.9% lower than the March quarter. The decrease in production was driven by the idling of US operations over April and May in response to COVID-19 conditions. Buchanan ran the long-wall intermittently during June quarter with additional Continuous Miner sections set to return in the September quarter. Logan also had minimal production at one underground mine during the idle period with all underground mines resuming production as of 1 June 2020. Due to current market conditions, Greenbrier is expected to remain idle for the remainder of 2020. Saleable production from the US segment was 0.6 Mt, 66.4% lower compared to the March quarter. Sales volume for June quarter was 0.8 Mt, down 56.7% compared to the previous quarter. North American and Atlantic basin steel producers have been adversely impacted by the sharp decline in demand for steel products due to the economic impact of COVID-19, with producers idling production in response. The reduction in demand has delayed shipment of products from the US operations. In addition, sales/shipments to China were reduced during the quarter due to lower metallurgical coal prices. The US mines are well positioned to increase production quickly to meet higher levels of demand once the market recovers. pandemic. These procedures include increased screenings of employees as they arrive at the workplace as well as strict adherence to hygiene and social distancing guidelines while at work. To date, there have been no reported cases of COVID-19 by any of Coronado’s employees or contractors. Australia (Curragh) ROM production for the June quarter was 3.7 Mt, an increase of 23.9%. Saleable production was 2.9 Mt, an 11.0% increase from the previous quarter as the operation recovered from the January shutdown. While production was higher quarter on quarter, lag effects from the January shutdown and the implementation of COVID-19 production production mine safety practices continued to impact in April and May with lower than expected for the quarter. Rescheduled drill and blast activity was affected by wet weather, causing delays to overburden removal and dragline operations. These issues were resolved by June and a comprehensive review of the mine plan was conducted to optimise future production to recover as much as the reduced volume as practical. Sales volumes of 3.0 Mt was 16.7% higher than the prior quarter. The realised average metallurgical coal price for Australia was $91.9 per tonne (FOB) for the June quarter which was 23.6% lower than the previous quarter. This compares to a 23.7% decrease in benchmark pricing quarter on quarter. The relative benefit is due to an improved metallurgical sales mix and realisation of some higher priced sales carried over from prior quarters. The global economic slowdown resulting from the effects of COVID-19 has sharply reduced the demand for steel production in all markets with the exception of China, where production remained at elevated levels throughout the June quarter. Australian sales adjusted accordingly with an increased portion of deliveries to the Chinese market compared to prior quarters. 5

Coal Market Outlook

During the June quarter the Platts PLV Coking Coal price retraced from $141.0/t to circa $116.0/t at the end of June. The index price has since remained flat at circa $116/t as demand for metallurgical coal continues to be impacted by reduced steel production due to COVID-19.

Global steel producers have rationalized production due to a decline in steel demand from the construction and automotive sectors; a direct result of substantially lower consumer demand in a COVID-19 environment.

Steel demand in China has been supported primarily by large infrastructure investment, with signs of improvement in discretionary steel demand (e.g. automotive) and property. Steel demand for the balance of 2020 is widely forecast to remain strong, underpinned by the investment in infrastructure.

Indian steel demand is improving, but from a very weak position, and CDP growth in 2020 is expected to be reduced. Steel demand for Indian mills is currently being supported by reversal of steel trade flow, becoming a net steel exporter to China. This has been an important factor in some of the early resumption of procurement activity for metallurgical coal. Any sudden change in this flow could have an impact on metallurgical coal demand in the short term.

Japanese and South Korean mills have been considering restocking activities during Q3 2020 in anticipation of improved demand from the automotive sector.

Given the overall importance of government backed economic stimulus post COVID-19, a rapid recovery in steel demand, and a return of production is anticipated, however the timing of the recovery remains uncertain.

Exploration & Development

Additional core hole drilling and subsurface geotechnical exploration at Mon Valley (PSF), Pennsylvania USA, has been rescheduled to the first half of 2021, reflecting the immediate focus on cost and capital management.

Glossary

A$	Australian dollar currency
ASX	Australian Securities Exchange
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CHPP	Coal Handling Preparation Plant
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free Onboard Board in the vessel at the port
FOR	Free Onboard Rail in the railcar at the mine
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia
Kt	Thousand tonnes, metric
Met Coal	Metallurgical quality coal
Mining costs per tonne sold	Costs of coal revenues / sales volumes
Mt	Million tonnes, metric
PCI	Pulverised Coal Injection
Net Debt	Defined as borrowings less cash
Realised price	Weighted average revenue per tonne sold
ROM	Run of Mine, coal mined
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate
TRIR	Total Reportable Incident Rate
US$	United States dollar currency

For further information, please contact:

Corporate
Matthew Sullivan
P +61 412 157 276
E msullivan@coronadoglobal.com.au

Investors
Aidan Meka
P +61 428 082 954
E ameka@coronadoglobal.com.au

Coronado STEEL STARTS HERE

APPENDIX

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Jun Q20	Mar Q20	Change	Jun 2020 YTD	Jun 2019 YTD	Change
ROM Production	**Mt**	**5.0**	**6.9**	**(27.2%)**	**11.9**	**16.7**	**(28.7%)**
Curragh	Mt	3.7	3.0	23.9%	6.7	8.9	(24.0%)
Buchanan	Mt	0.8	1.9	(57.1%)	2.8	3.6	(22.8%)
Logan	Mt	0.4	1.7	(74.2%)	2.1	3.7	(42.1%)
Greenbrier	Mt	0.0	0.2	(96.7%)	0.2	0.5	(53.8%)
Saleable Production	**Mt**	**3.5**	**4.5**	**(22.1%)**	**8.0**	**10.4**	**(23.2%)**
Curragh	Mt	2.9	2.6	11.0%	5.4	6.3	(13.6%)
Buchanan	Mt	0.5	1.2	(57.9%)	1.7	2.4	(27.2%)
Logan	Mt	0.1	0.6	(76.4%)	0.7	1.5	(49.8%)
Greenbrier	Mt	0.0	0.1	(100.0%)	0.1	0.3	(63.0%)
Sales Volumes	**Mt**	**3.8**	**4.5**	**(14.7%)**	**8.3**	**10.4**	**(19.7%)**
Curragh	Mt	3.0	2.6	16.7%	5.6	6.4	(12.6%)
Buchanan	Mt	0.5	1.3	(63.1%)	1.8	2.4	(26.6%)
Logan	Mt	0.3	0.5	(30.5%)	0.8	1.3	(37.2%)
Greenbrier	Mt	0.0	0.1	(91.9%)	0.1	0.2	(39.6%)

Note: Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", "forecasts", "targets" and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the ASX and SEC on 24 February 20, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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Reconciliation of Non-GAAP financial measures This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Non-GAAP financial measures used in this report include (i) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (ii) average mining costs per Mt sold, which we define as mining costs divided by sales volumes. We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below: For the six months ended June 30, 2020 (In US$000, except for volume data, unaudited) Total Consolidated Less: Selling, general and administrative expense (13,353) Total operating costs 665,101 Less: Stanwell rebate (57,415) Less: Other non-mining costs (8,958) Sales Volume excluding non-produced coal (MMt) 8.2 8 Average mining costs per tonne sold57.3 Total mining costs472,387 Less: Freight expenses(82,886) Less: Other royalties(43,455) Less: Depreciation, depletion and amortization(86,849) Total costs and expenses765,303

Coronado
STEEL STARTS HERE

A reconciliation of Realised price per Mt of metallurgical coal sold is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	For the three months ended March 31, 2020 Australian Operations	US Operations	Consolidated
Total Revenues	**245,142**	**164,175**	**409,317**
Less: Other revenues	6,614	3,093	9,707
Total coal revenues	**238,528**	**161,082**	**399,610**
Less: Thermal coal revenues	25,606	1,721	27,327
Metallurgical coal revenues	**212,922**	**159,361**	**372,283**
Volume of Metallurgical coal sold (Mt)	1.8	1.9	3.7
Realised price per Mt of Metallurgical coal sold	**$120.3/t**	**$84.7/t**	**$102.0/t**

(In US$'000, except for volume data, unaudited)	For the three months ended June 30, 2020 Australian Operations	US Operations	Consolidated
Total Revenues	**228,410**	**75,938**	**304,348**
Less: Other revenues	8,459	683	9,142
Total coal revenues	**219,951**	**75,255**	**295,206**
Less: Thermal coal revenues	25,042	417	25,459
Metallurgical coal revenues	**194,909**	**74,838**	**269,747**
Volume of Metallurgical coal sold (Mt)	2.1	0.8	2.9
Realised price per Mt of Metallurgical coal sold	**$91.9/t**	**$90.8/t**	**$91.6/t**

(In US$'000, except for volume data, unaudited)	For the six months ended June 30, 2020 Australian Operations	US Operations	Consolidated
Total Revenues	**473,554**	**240,111**	**713,665**
Less: Other revenues	15,074	3,775	18,849
Total coal revenues	**458,480**	**236,336**	**694,816**
Less: Thermal coal revenues	50,649	2,138	52,787
Metallurgical coal revenues	**407,831**	**234,198**	**642,029**
Volume of Metallurgical coal sold (Mt)	3.9	2.7	6.6
Realised price per Mt of Metallurgical coal sold	**$104.8/t**	**$86.6/t**	**$97.3/t**

(In US$'000, except for volume data, unaudited)	For the six months ended June 30, 2019 Australian Operations	US Operations	Consolidated
Total Revenues	**794,182**	**440,153**	**1,234,335**
Less: Other revenues	18,240	3,608	21,848
Total coal revenues	**775,942**	**436,545**	**1,212,487**
Less: Thermal coal revenues	47,978	29,010	76,988
Metallurgical coal revenues	**727,964**	**407,535**	**1,135,499**
Volume of Metallurgical coal sold (Mt)	4.8	3.5	8.3
Realised price per Mt of Metallurgical coal sold	**$152.3/t**	**$117.0/t**	**$137.5/t**

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